Scholastic Reports Strong Fiscal 2012 First Quarter Results

NEW YORK, Sept. 22, 2011 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported 10% revenue growth and significantly improved operating results in the fiscal 2012 first quarter ended August 31, 2011.

(Logo: http://photos.prnewswire.com/prnh/20100914/SIRLOGO )

Revenue in the fiscal 2012 first quarter rose to $318.0 million, compared to $290.4 million in the prior year period. The seasonal operating loss improved to $33.2 million from a loss of $46.3 million in the prior year period, which included one-time expenses of $2.1 million related to cost reduction programs in the current period and $1.2 million in the prior period. The net loss per share from continuing operations was $0.81, compared to $0.94 in the prior year period, which included one-time expenses of $0.04 and $0.03 in each respective period. Stronger results reflected higher sales of educational products and services to schools, as well as higher sales of children's books in retail trade channels. Scholastic typically records a loss in its fiscal first quarter, when most schools are not in session and its School Book Clubs and Fairs generate minimal revenue.

On a consolidated basis, the net loss per share was $0.87 in the first quarter of fiscal 2012, compared to $0.98 a year ago.

"Scholastic made good progress in the first quarter toward its fiscal 2012 goals, while advancing the Company's long-term digital strategy," commented Richard Robinson, Chairman, President and Chief Executive Officer. "With over $50 million in sales since its May launch, the new version of Scholastic's market-leading reading intervention program, READ 180® Next Generation, led revenue and profit growth in the Educational Technology and Services segment, which we now report separately to give better visibility into this key driver of the Company's earnings and to reflect its distinct business model. Scholastic's other education businesses, now referred to as the Classroom and Supplemental Materials Publishing segment, also saw strong growth last quarter, driven by new product launches and significant district contracts. Best-selling Scholastic books and ebooks drove double-digit percentage growth in retail sales in the Children's Book segment as well."

Mr. Robinson added, "We continued to move forward with our digital growth initiatives in Children's Books and remain on schedule to roll-out our children's ereading app and ebookstore later this fiscal year. To help fund this strategic spending, we are reducing costs in non-digital areas by approximately $15 million on an annualized basis. These actions, including a voluntary retirement program, will result in one-time charges of approximately $10 to $15 million."

Scholastic affirmed its fiscal 2012 outlook for total revenue of approximately $1.9 billion and earnings per diluted share from continuing operations in the range of $1.75 to $2.10, before the impact of any one-time items associated with cost reduction programs or non-cash, non-operating items. The Company continues to expect free cash flow in the range of $90 to $100 million.

First Quarter Results

Results of the Company's Educational Technology and Services business and of its Classroom and Supplemental Materials Publishing business are now reported as separate business segments, reflecting their distinct business models. The Educational Technology and Services business provides schools with reading and math curriculum solutions that combine technology, materials and services. The Classroom and Supplemental Materials Publishing business provides schools and libraries with products to improve literacy and instruction, including classroom magazines and book collections, as well as guided reading and summer reading programs. Previously these segments had been consolidated into one segment referred to as Educational Publishing. Prior periods have been reclassified accordingly.

Children's Book Publishing and Distribution. Segment revenue in the first quarter was $77.3 million, up 6% from $72.8 million in the prior year period. Trade revenues increased 10%, driven by continued strong sales of The Hunger Games trilogy in both print and ebook formats, as well as of the Harry Potter series. Because most U.S. schools are not in session, revenue in Clubs and Fairs is minimal in the first quarter and year-over-year differences are not meaningful. The operating loss for the segment was $49.8 million, compared to $51.6 million a year ago.

Educational Technology and Services. Segment revenue for the seasonally important first quarter increased 18% to $96.6 million from $82.1 million in the prior year period, primarily due to robust sales of educational technology, led by READ 180® Next Generation, and continued strength in math, early learning and services. Segment operating income rose to $38.8 million from $30.2 million in the prior year, reflecting higher sales.

Classroom and Supplemental Materials Publishing. Segment revenue increased 25% to $45.7 million from $36.5 million in the prior year period, reflecting significant contracts for summer reading and custom book collections, as well as the launch of Text Types, a new guided reading program. Segment operating income rose to $2.1 million from a loss of $1.7 million in the prior year, due to the improved sales.

International. Segment revenue in the first quarter was $87.7 million, up from $81.9 million in the prior year period, reflecting a $9.8 million foreign exchange benefit. In local currencies, lower sales in Australia were partially offset by strong growth in Asia. The segment's seasonal operating loss was $0.1 million, compared to a loss of $2.2 million in the prior year period, which included one-time expenses associated with restructuring in the UK of $1.2 million ($0.03 per share).

Media, Licensing and Advertising. Segment revenue in the first quarter was $10.7 million, compared to $17.1 million in the prior year period, as a result of a planned decrease in custom marketing programs for third-party sponsors, as well as higher, non-recurring production revenue in the prior year period. Segment operating loss was $5.0 million, compared to a loss of $2.2 million last year, reflecting lower sales.

Other Financial Results. Corporate overhead was $19.2 million, compared to $18.8 million in the prior year period, reflecting one-time expenses of $2.1 million ($0.04 per share) in the current period associated with the Company's cost reduction plans. Free cash flow (as defined) in the first quarter was a use of $68.0 million, compared to a use of $96.9 million in the prior year period, primarily related to a lower seasonal net loss in the current period, as well as higher deferred revenues and the timing of capital expenditures. Net debt (as defined) was $166.3 million, compared to $118.1 million a year ago, primarily reflecting significant share repurchases over the past twelve months, partially offset by strong free cash flow. At quarter end, the Company also had approximately $45 million still authorized for open market share repurchases.

The net loss per share from discontinued operations was $0.06 in the first quarter of fiscal 2012, compared to a loss of $0.04 a year ago, primarily reflecting non-cash charges associated with the Company's decision to exit its toy catalog business.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, September 22, 2011. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available by dialing (800) 642-1687 from within the U.S. or +1 (706) 645-9291 internationally, and entering access code 98592188. The recording will be available through Monday, November 7, 2011.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	08/31/11	08/31/10

Revenues	$318.0	$290.4

Operating costs and expenses:
Cost of goods sold	160.4	147.3
Selling, general and administrative expenses	174.3	172.1
Bad debt expense	1.4	2.9
Depreciation and amortization	15.1	14.4
Total operating costs and expenses	351.2	336.7

Operating loss	(33.2)	(46.3)

Interest expense, net	3.9	3.8

Loss from continuing operations before income taxes	(37.1)	(50.1)

Benefit for income taxes	(12.0)	(16.2)

Loss from continuing operations	(25.1)	(33.9)

Loss from discontinued operations, net of tax (1)	(2.0)	(1.3)

Net loss	($27.1)	($35.2)

Basic and diluted loss per Share of Class A and Common Stock: (2)
Basic:
Loss from continuing operations	(0.81)	(0.94)
Loss from discontinued operations, net of tax	(0.06)	(0.04)
Net loss	(0.87)	(0.98)

Diluted:
Loss from continuing operations	(0.81)	(0.94)
Loss from discontinued operations, net of tax	(0.06)	(0.04)
Net loss	(0.87)	(0.98)

Basic weighted average shares outstanding	31.0	36.1
Diluted weighted average shares outstanding (3)	31.0	36.1

(1)

The Company has closed or sold several operations during fiscal 2009, fiscal 2010 and the first quarter of fiscal 2012, and presently holds for sale one facility.  In the current fiscal period, the Company ceased operation in its direct-to-home catalog business specializing in toys.  All of these businesses are classified as discontinued operations in the Company’s financial statements.

(2)	Earnings per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

(3)	In the three months ended August 31, 2011 and August 31, 2010, the Company experienced a loss from continuing operations and therefore did not reflect any dilutive share impact.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	8/31/2011 (1)	8/31/2010 (1)	Change

Children's Book Publishing & Distribution
Revenue
Book Clubs	$8.7	$9.7	($1.0)	(10%)
Trade	59.6	54.0	5.6	10%
Book Fairs	9.0	9.1	(0.1)	(1%)
Total revenue	77.3	72.8	4.5	6%
Operating loss	(49.8)	(51.6)	1.8	3%
Operating margin	*	*

Educational Technology and Services (2)
Revenue	96.6	82.1	14.5	18%
Operating income	38.8	30.2	8.6	28%
Operating margin	40.2%	36.8%

Classroom and Supplemental Materials Publishing (2)
Revenue	45.7	36.5	9.2	25%
Operating income (loss)	2.1	(1.7)	3.8	*
Operating margin	4.6%	*

International
Revenue	87.7	81.9	5.8	7%
Operating loss	(0.1)	(2.2)	2.1	95%
Operating margin	*	*

Media, Licensing and Advertising (3)
Revenue	10.7	17.1	(6.4)	(37%)
Operating loss	(5.0)	(2.2)	(2.8)	*
Operating margin	*	*

Overhead expense	19.2	18.8	(0.4)	(2%)

Operating loss from continuing operations	($33.2)	($46.3)	$13.1	28%

(1)	Results for the three month periods ended August 31, 2011 and August 31, 2010 reflect continuing operations and exclude discontinued operations.
(2)

Educational Technology and Services and Classroom and Supplemental Materials Publishing were previously recorded as one segment referred to as Educational Publishing.  Prior periods have been reclassified accordingly.

(3)

In the current fiscal period, the Company ceased operations in its direct-to-home catalog business specializing in toys.  This business was a separate reporting unit previously included in the Media, Licensing and Advertising segment and is classified as a discontinued operation in the Company's financial statements.

*	Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		08/31/11	08/31/10

Continuing Operations
	Cash and cash equivalents	$33.7	$124.2
	Accounts receivable, net	217.1	212.4
	Inventories, net	422.8	429.8
	Accounts payable	181.2	177.0
	Accrued royalties	52.7	56.3
	Lines of credit, short-term debt and current portion of long-term debt	47.4	50.5
	Long-term debt, excluding current portion	152.6	191.8
	Total debt	200.0	242.3
	Total capital lease obligations	55.8	56.0
	Net debt (1)	166.3	118.1

Discontinued Operations
	Total assets of discontinued operations	9.6	18.4
	Total liabilities of discontinued operations	1.2	3.9

Total stockholders' equity		715.1	792.3

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED
		08/31/11	08/31/10

	Net cash used in operating activities	($49.3)	($73.1)
	Less: Additions to property, plant and equipment	7.2	13.0
	Pre-publication and production costs	11.5	10.8

	Free cash flow (2) (3)	($68.0)	($96.9)

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2)

Free cash flow is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow includes discontinued operations for the three months ended August 31, 2011 and August 31, 2010.

CONTACT: Scholastic Corporation - Investors: Jeffrey Mathews, +1-212-343-6741, investor_relations@scholastic.com, or Media: Kyle Good, +1-212-343-4563, kgood@scholastic.com